Exhibit 10.75

Professional Services Solutions Placements
1235 Creekford Circle Suite 2100 Sugar Land, TX 77478 (713) 465-1507	a Division of Temporary Professionals, Inc.

MASTER SERVICE AGREEMENT
TERMS AND CONDITIONS

THIS MASTER SERVICE AGREEMENT, this “Agreement,” is made and entered into this 4th day of February, 2008 between TEKOIL & GAS CORPORATION, (“CLIENT”) and the Corporate Accounting Group, which is a Division of Temporary Professionals, Inc., a Texas Corporation (“CAG” or “TPI” respectively). This Agreement sets forth the general terms and conditions pursuant to which CAG/TPI will provide services to CLIENT. The specific engagement scope and pricing will be separately documented in the Engagement Letter(s)/Proposal(s) dated at such time agreement upon services is reached, and any such additional Engagement Letter(s)/Proposal(s) as may be accepted by CLIENT from time to time hereafter.

1. Location. Services will be performed at sites established by CLIENT unless otherwise agreed to in the Engagement Letter(s)/Proposal(s).

2. Rights of Title. All reports, workpapers, programs, manuals, discs, tapes, listings and any other material prepared solely under this Agreement by CAG/TPI employees shall belong exclusively to CLIENT. CLIENT shall have the right to obtain from CAG/TPI and/or CAG/TPI’s employees, and to hold in CLIENT’s name all copyrights, trademark registrations, patents or other protection CLIENT may deem appropriate to protect such reports. CAG/TPI agrees to give CLIENT reasonable assistance, at CLIENT’s expense, required to protect the rights defined in this paragraph. CLIENT acknowledges that CAG/TPI has the right to maintain for its own record keeping purposes a copy of all reports, workpapers, programs, manuals, discs, tapes, listings and any other material prepared under this Agreement by CAG/TPI’s employees to the extent the maintenance of such records is required by applicable law.

3. Termination. Unless otherwise provided for in the Engagement Letter(s)/Proposal(s), either party may terminate this Agreement for any reason upon two weeks notice. Upon termination, CLIENT shall pay CAG/TPI’s final invoice for all amounts due under the terms of section 4 below. In the event of termination of this Agreement for any reason, the obligations of the parties under Sections 2 (Rights of Title), 8 (Mutual indemnification), 10 (Limitation of Liability), 11 (Confidential Information), 12 (Recruiting of Personnel) and 15 (Mediation) shall survive termination.

4. Payment. CAG/TPI shall be paid at the billable rates and/or fees set forth in each Engagement Letter(s)/Proposal(s).

(a)
CAG/TPI shall invoice CLIENT on a bi-weekly basis. Terms shall be net 15 days. All objections by CLIENT to an invoice must be made in writing to CAG/TPI within fourteen days after the date of the invoice. If no objections are received by CAG/TPI within such fourteen-day period, the invoice shall be deemed accepted by CLIENT.

Professional Services Solutions Placements
1235 Creekford Circle Suite 2100 Sugar Land, TX 77478 (713) 465-1507	a Division of Temporary Professionals, Inc.

(b)
If payment has not been received as set forth herein, CAG/TPI reserves the right, in addition to any other rights it may have, to (i) suspend the services until such payment is made in full, (ii) charge interest on the amount past due at the lesser of 1.5% per month or the maximum allowed by law and (iii) invoice CLIENT for all costs of collection including reasonable attorney’s fees.

5. Taxes. CLIENT shall be responsible for payment of all taxes (excluding CAG/TPI’ own payroll and income, franchise or other similar taxes), if any, levied upon the services provided under this Agreement.

6. Insurance. CAG/TPI agrees to maintain the following insurance for its employees.

(a)	Worker's compensation insurance covering all CAG/TPI employees;

(b)	Employer's liability insurance;

(c)	Comprehensive general liability insurance for combined bodily injury and property damage; and

(d)	Professional liability insurance.

CAG/TPI agrees to provide CLIENT with certificates of insurance upon request.

7.
Independent Contractor Relationship. The parties understand and agree that the personnel assigned by CAG/TPI to CLIENT under this Agreement are CAG/TPI’ employees or agents. Under no circumstances are such personnel to be considered CLIENT employees or agents for any purpose whatsoever, including but not limited to, medical, health or accident insurance or plans; retirement or pension plans or benefits; incentive, bonus or similar plans; sick, disability or vacation pay or allowances; and the use of credit cards. CAG/TPI shall perform its obligations under this Agreement as an independent contractor and not as an agent or joint venture partner of CLIENT.

8.
Mutual Indemnification. CAG/TPI agrees to indemnify and hold harmless CLIENT for any injuries to persons or property caused by the negligent, intentional or willful acts of CAG/TPI’ employees in connection with the performance of services under this Agreement. CLIENT agrees to indemnify and hold harmless CAG/TPI for any injuries to persons or property caused by the negligent, intentional or willful acts of CLIENT’s employees in connection with the performance of services under this Agreement.

9.
Warranty. CAG/TPI warrants that the services will be performed diligently, in a workmanlike and professional manner, by individuals who have skill and experience commensurate with the requirements of the services. Other than those contained in this section, CAG/TPI makes no other representations or warranties with respect to the services.

Professional Services Solutions Placements
1235 Creekford Circle Suite 2100 Sugar Land, TX 77478 (713) 465-1507	a Division of Temporary Professionals, Inc.

10.
Limitation of Liability. CLIENT understands and agrees that CAG/TPI will not be liable for any punitive, incidental, consequential or indirect damages, and CLIENT hereby waives any right to seek such damages against CAG/TPI. CLIENT agrees that CAG/TPI’s liability for any damages arising out of work performed pursuant to an Engagement Letter shall not exceed those charges paid to CAG/TPI by CLIENT for that engagement. The limitations on liability set forth in this Section 10 will not, however, apply to damages resulting from the gross negligence or willful misconduct of CAG/TPI, or any breach by CAG/TPI of its obligations hereunder, and shall not apply to damages for which CAG/TPI is liable, pursuant to Section 8 hereof.

11.
Confidential Information. Each party agrees that during and after the term of this Agreement it will keep secret and will not, without the prior written consent of the other, use or disclose to any third party any confidential or proprietary information relating to the business of the other party or that party's customers learned by such party or disclosed to such party in connection with this Agreement. The restrictions of this section 11 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of this section 11 by the receiving party, (ii) was available to the receiving party on a nonconfidential basis prior to its disclosure under this Agreement or (iii) becomes available to the receiving party on a nonconfidential basis from a third party which was not itself bound by a confidentiality obligation and was free to disclose the information.

12.	Recruiting of Personnel. The parties agree that they will not hire from each other any employees involved in an engagement hereunder for a period of one year following completion of the engagement.

13.
Entire Agreement. This Agreement and the Engagement Letter(s)/Proposal(s) referred to, as well as any written amendments, shall constitute the entire agreement between the parties and supersedes all previous communications, representations, understandings, concurrent or subsequent purchase orders, and agreements, whether oral or written, between the parties or any officer or representative of the parties. CLIENT has not relied upon any representations other than those set forth in this Agreement and the Engagement Letter(s)/Proposal(s) referred to herein. In the event of a conflict in terms between this Agreement and the terms of any Engagement Letter(s)/Proposal(s), the terms of this Agreement control.

14.	Amendments. No amendments or other variation to this Agreement shall be effective unless in writing and signed by an authorized person on behalf of each party.

15.
Mediation. In the event of a controversy or claim arising out of or relating to this Agreement, or the breach of the same, the parties shall use their best efforts to mediate and settle the same through consultation and negotiation in good faith and a spirit of mutual cooperation.

16.
Governing Law. The laws of the State of Texas shall govern this Agreement. Both parties consent to the jurisdiction of the courts in the State of Texas in the event of any litigation concerning this Agreement or the services provided in connection with this Agreement. No action arising out of this Agreement, regardless of the form, may be brought by either party more than one year after the cause of action has accrued.

Professional Services Solutions Placements
1235 Creekford Circle Suite 2100 Sugar Land, TX 77478 (713) 465-1507	a Division of Temporary Professionals, Inc.

17.	Severability. If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

18.
Force Majeure. CAG/TPI and CLIENT shall not be liable for any failure to perform or delay in performance of its obligations under this Agreement or any Engagement Letter(s)/Proposal(s), resulting from the elements, acts of God or any other cause beyond the reasonable control of the party failing to perform.

19.
Notices. Any notices required under this Agreement shall be in writing. Notices shall be delivered in person or sent by overnight courier or facsimile addressed to the addresses in the Engagement Letter(s)/Proposal(s). Notice shall be effective when sent by overnight courier or facsimile or upon delivery if delivered in person.

20.	Signature. This Agreement is not binding upon CAG/TPI until it is signed by an authorized CAG/TPI corporate representative or CAG/TPI Managing Director.

For : Corporate Accounting Group / Temporary Professionals, Inc.

By	/s/ Roy W. Duff

Name	R. W. Duff

Its	Managing Director

For CLIENT: TEKOIL & GAS CORPORATION

By	/s/ Frank Clear

Name	Frank Clear

Its	COO

02/13/2008